                                                                     EXHIBIT 2.1




                                                                  EXECUTION COPY

                        ASSET PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                                ACSENTIENT, INC.

                                       AND

                           ISTA PHARMACEUTICALS, INC.

                                   MAY 3, 2002

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
ARTICLE I DEFINITIONS........................................................................     1

         1.01     Definitions................................................................     1

ARTICLE II CLOSING...........................................................................     6

         2.01     Conveyance.................................................................     6
         2.02     Purchase Price.............................................................     6
         2.03     Time and Place of Closing..................................................     7
         2.04     Closing Transactions.......................................................     7
         2.05     Purchase Price Allocation..................................................     8

ARTICLE III REPRESENTATIONS AND WARRANTIES...................................................     8

         3.01     Organization of Seller.....................................................     8
         3.02     Seller Capital Structure...................................................     8
         3.03     Authority..................................................................     9
         3.04     Consents...................................................................     9
         3.05     No Conflict................................................................    10
         3.06     License Agreements.........................................................    10
         3.07     Financial Statements.......................................................    11
         3.08     No Undisclosed Liabilities.................................................    11
         3.09     No Changes.................................................................    11
         3.10     No Liquidation, Insolvency, Winding-Up.....................................    12
         3.11     Restrictions on Business Activities........................................    13
         3.12     Title to Assets; Absence of Liens..........................................    13
         3.13     Intellectual Property......................................................    13
         3.14     Regulatory Matters.........................................................    16
         3.15     Litigation.................................................................    16
         3.16     Brokers' or Finders' Fees..................................................    17
         3.17     Tax Matters................................................................    17
         3.18     Power of Attorney..........................................................    18
         3.19     Affiliated Transactions....................................................    18
         3.20     Compliance with Laws.......................................................    19
         3.21     Use on Property............................................................    19
         3.22     Complete Copies of Materials...............................................    19
         3.23     Bulk Transfer Laws.........................................................    19
         3.24     Assets.....................................................................    20
         3.25     Securities Law Matters.....................................................    20
         3.26     Representations Complete...................................................    21

                                TABLE OF CONTENTS
                                   (Continued)


                                                                                               PAGE
                                                                                               ----
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER...........................................    21

         4.01     Organization, Good Standing and Qualification..............................    21
         4.02     Authority..................................................................    21
         4.03     No Conflict................................................................    21
         4.04     Consents and Approvals.....................................................    22
         4.05     Brokers' or Finders' Fees..................................................    22
         4.06     Available Funds............................................................    22
         4.07     Transaction Documents......................................................    22
         4.08     Reservation of Shares......................................................    22
         4.09     Representations Complete...................................................    22

ARTICLE V COVENANTS..........................................................................    23

         5.01     Assignment of Certain Rights and Obligations under Agreements..............    23
         5.02     Royalties..................................................................    23
         5.03     Regulatory Affairs.........................................................    24
         5.04     Data.......................................................................    25
         5.05     Action.....................................................................    25
         5.06     Consents...................................................................    25
         5.07     Public Announcements.......................................................    25
         5.08     Further Assurances.........................................................    25
         5.09     Taxes......................................................................    25
         5.10     Seller's Covenant Not to Compete...........................................    25
         5.11     Expenses...................................................................    26
         5.12     Senju Milestone Payment....................................................    27
         5.13     No Solicitation............................................................    27

ARTICLE VI CONDITIONS TO CLOSING.............................................................    27

         6.01     Conditions to Obligations of Buyer.........................................    27
         6.02     Conditions to Obligations of Seller........................................    28
         6.03     Conditions to Obligations of Each Party....................................    28

ARTICLE VII GENERAL PROVISIONS...............................................................    29

         7.01     Representations and Warranties.............................................    29
         7.02     Indemnification............................................................    29
         7.03     Indemnification for Brokerage Claims.......................................    32
         7.04     Survival of Representations, Warranties, Covenants and Indemnifications....    32
         7.05     Assignability and Amendments...............................................    32
         7.06     Notices....................................................................    32
         7.07     Bulk Sales.................................................................    33
         7.08     Governing Law..............................................................    34
         7.09     Entire Agreement...........................................................    34

                                TABLE OF CONTENTS
                                   (Continued)


                                                                                               PAGE
                                                                                               ----
         7.10     Confidentiality............................................................    34
         7.11     Third Party Beneficiaries..................................................    34
         7.12     Waivers....................................................................    34
         7.13     Counterparts and Headings..................................................    34
         7.14     Severability...............................................................    34

EXHIBITS

         Exhibit A - Bill of Sale
         Exhibit B - Assignment and Assumption Agreement
         Exhibit C - Disclosure Schedule
         Exhibit D - Form of Consulting Agreement
         Exhibit E - Registration Rights Agreement

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of May 3, 2002 (the "Effective Date"), by and between AcSentient, Inc., a Delaware corporation having its principal place of business at 110 Doric Court, Morrisville, North Carolina 27560 ("Seller"), and ISTA Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 15279 Alton Parkway, Suite 100, Irvine, California 92618 ("Buyer").

                                   WITNESSETH:

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Assets (hereinafter defined) upon the terms and conditions and for the Purchase Price (hereinafter defined) as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Buyer and Seller hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Definitions. As used in this Agreement, the following defined terms shall have the meanings set forth below:

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. As used herein the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

         "Ancillary Agreement(s)" means the Bill of Sale, the Assignment and Assumption Agreement and the Registration Rights Agreement, each dated as of the Closing Date, by and between Buyer and Seller.

         "Assets" means all of the Products, Data, INDs (including the Orphan Drug Designation), Intellectual Property, Know-How, License Agreements, Books and Records, Contracts to which Seller is a party relating to any of the foregoing, and all rights or assets owned or controlled by Seller relating to the Compounds.

         "Assumed Liabilities" means the performance and payment obligations imposed on Seller under the License Agreements, including, but not limited to, the obligation to make milestone and royalty payments and obligations to conduct pre-clinical and clinical studies and to seek regulatory approval, all as related to the Compounds and pursuant to the terms of the License Agreements.

         "Books and Records" means all papers and records (in paper or electronic format) in Seller's care, custody, or control relating to the Compounds, including, without limitation, all vendor lists, accounting and financial records, product documentation, and product specifications.

         "Bromfenac" means 2-amino-3-(4-bromobenzoyl) benzeneacetic acid and all pharmaceutically acceptable salts thereof, especially the sodium salt sesquihydrate.

         "Bromfenac License Agreement" means the License Agreement by and between Senju and Seller dated March 7, 2002.

         "Bulk Sales Laws" means any statutes, rules or regulations of any Governmental or Regulatory Authority relating to or affecting bulk sales or transfers.

         "Caprogel(TM)" means aminocaproic acid used in a topical formulation.

         "Closing" shall have the meaning set forth in Section 2.03.

         "Closing Date" shall have the meaning set forth in Section 2.03.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Compounds" means any or all of the following: (i) Bromfenac, (ii) Timolol, or (iii) Caprogel(TM).

         "Confidential Information" means any proprietary information, data, materials, trade secrets or know-how of Seller related to the Compounds, the Products or the Intellectual Property, including, but not limited to, research, clinical protocols, data and results, lab notebooks, assays, biological or pharmaceutically active materials, product plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed by Seller either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment, but excluding any of the foregoing items that are publicly known and made generally available through no wrongful act.

         "Conflict" shall have the meaning set forth in Section 3.05.

         "Contract" means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including any amendments or modifications thereto, to which Seller is a party, relating to, concerning or associated with the Assets, Intellectual Property, Compounds, and specifically including the License Agreements.

         "Data" means, to the extent in Seller's possession and related to a Compound, any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data and/or other documentation submitted, or required to be submitted, to a Governmental or Regulatory Authority in association with an IND (or other similar foreign filing), including without limitation any drug master files, chemistry, manufacturing and control data, or similar documentation.

         "Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.

         "EVMS License Agreement" means the License Agreement by and between Eastern Virginia Medical School and Seller, dated as of April 24, 2002, including any amendments thereto, including specifically the Addendum, dated April 30, 2002, by and between Eastern Virginia Medical School and Seller.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "Exhibits" means the Exhibits annexed to this Agreement, each of which is hereby incorporated as a part of this Agreement.

         "FDA" means the United States Food and Drug Administration, or any successor entity.

         "FDA Approval" means approval by the FDA, permitting Products to be marketed in the United States for indications for which approval is sought and manufactured by Buyer for clinical trial and commercial purposes at one or more manufacturing facilities designated by Buyer.

         "Field" shall mean any and all ophthalmic applications of a Compound.

         "FICA" means the Federal Insurance Contribution Act.

         "FUTA" means the Federal Unemployment Tax Act.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any country in the Territory or state, province, county, city or other political subdivision thereof. It also means the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city, or other political subdivision, domestic or foreign, that performs a function for such political subdivisions similar to the function performed by the FDA for the United States, with regard to the approval, licensing, registration, or authorization to test, study, manufacture, promote, market, distribute, use, store, import, transport, or sell Products.

         "IND" means an Investigational New Drug application, as defined in 21 CFR Section 312.3, obtained for purposes of conducting clinical trials in accordance with the requirements of the United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, including all supplements and amendments thereto, and any other regulatory filings or approvals relating to the Compounds.

         "Intellectual Property" means all rights in, to, or arising out of: (i) Patents; (ii) Know-How; (iii) Trademarks, (iv) copyrights and registrations and applications therefor, and all other rights corresponding thereto relating to a Compound; and (v) any other proprietary rights relating to a Compound, including the right to file for, prosecute, register, maintain and defend the foregoing, and the right to enforce any infringement of the foregoing prior to or after the Closing.

         "Invention" means, with respect to an employee or contractor of Seller, any invention, original work of authorship, development, concept, improvement or trade secret, whether or not patentable or registrable under copyright or similar laws, which such employee or contractor may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, that is related to the Compounds, the Products or the Intellectual Property, during the period of time such employee or contractor is providing services to Seller.

         "Know-How" means all information, techniques, data, inventions, practices, methods, knowledge, know-how, skill, experience, patent applications, invention disclosures, trade secrets, improvements, proprietary information, technology, test, clinical, or technical data which is owned by or Licensed to Seller relating to a Compound or is reasonably required or useful for developing, conducting clinical trials, obtaining regulatory approval, commercializing, manufacturing, marketing, selling, distributing, using, licensing, improving or otherwise exploiting a Compound or a Product in the Field, which includes (but is not limited to) pharmacological, toxicological, preclinical and clinical test data, drug master files, regulatory information, filings and approvals, analytical and quality control data, packaging, marketing, pricing, distribution, sales and manufacturing data or descriptions, compositions-of-matter of a Compound, and assays, biological materials or other embodiments of or related to the foregoing, and specifically including the Data.

         "License Agreements" means the Senju License Agreements and the EVMS License Agreement.

         "Licensed" means the ownership or possession of a license, sublicense or other right, title or interest in or to intangible property rights (including patent rights and Know-How), or a right to obtain access or cross-reference to regulatory filings, in each case to the extent of Seller's interest therein.

         "Liens" means liens, claims, encumbrances, options, pledges, restrictions on transfer, and security interests.

         "Losses" means any and all damages, fines, liabilities, fees, penalties, deficiencies, losses and expenses (including, without limitation interest, court costs, fees of attorneys, accountants and other experts and other expenses of litigation or other proceedings or of any claim, default or assessment).

         "Net Sales" means with respect to a Product, the definition of "Net Sales" in the License Agreement relating to the Compound contained in such Product, but only to the extent that a royalty accrues under such License Agreement with respect to such Net Sales.

         "Patents" means all patents, including without limitation, all substitutions, reissues, revalidations, renewals, reexaminations, patents of addition, extensions, registrations, confirmations, supplementary certificate of protections, and all pending patent applications, including without limitation provisional applications, continuations, divisionals, and continuations-in-part, which are owned by or licensed to Seller and relate to a Compound (including without limitation, manufacturing, formulation or methods of use thereof in the Field).

         "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Product(s)" means a pharmaceutical preparation containing a Compound as an active ingredient.

         "PTO" means the U.S. Patent and Trademark Office.

         "Purchase Price" shall have the meaning set forth in Section 2.02.

         "Registered Intellectual Property" means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered trademarks or service marks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental or Regulatory Authority.

         "Returns" means federal, state, local and foreign returns, estimates, information statements and reports.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller Financial Statements" shall have the meaning set forth in
Section 3.07.

         "Seller's knowledge" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of any officer or director of Seller. Any such officer or director will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter which such individual would reasonably be expected to know in the customary performance of such individual's duties and responsibilities.

         "Senju" means Senju Pharmaceutical Co., Ltd.

         "Senju License Agreement(s)" means the Bromfenac License Agreement and the Agreement by and between Senju and Seller dated April 17, 2002, including in each case any amendments thereof.

         "Shares" means shares of common stock, par value $.001, of Buyer.

         "Tax" or "Taxes" shall have the meaning set forth in Section 3.17(a).

         "Territory" means the United States for Products containing either Bromfenac or Timolol as an active ingredient, and worldwide for Products containing Caprogel(TM)as an active ingredient.

         "Timolol" means timolol maleate ophthalmic solution - long-acting.

         "Trademarks" means all trademarks and all applications for trademarks relating to a Compound.

         "United States" means the United States of America, its territories and possessions, the Commonwealth of Puerto Rico and the District of Columbia.

                                   ARTICLE II
                                     CLOSING

         2.01 Conveyance. At the Closing, subject to the terms and conditions set forth in this Agreement, (i) Seller shall sell, transfer, assign, convey, and deliver to Buyer good and marketable title to the Assets free and clear of all Liens and Buyer shall purchase good and marketable title to the Assets from Seller free and clear of all Liens, and (ii) Buyer shall assume all of Seller's liabilities and obligations with respect to the Assumed Liabilities. Seller shall execute and deliver such documents of conveyance and take any other action as may be necessary to transfer the Assets to Buyer as set forth in the preceding sentence. Except as expressly set forth in this Agreement, Buyer will not assume or perform any liabilities not specifically contemplated in this Agreement.

         2.02 Purchase Price.

                  (a) Subject to Sections 2.02(b) and 2.02(c), Buyer will pay to Seller, in consideration of the Assets, the following (collectively, the "Purchase Price"):

                           (i) at the Closing, $290,000 in cash and 100,000
unregistered restricted Shares;

                           (ii) within 30 days following the one-year
anniversary of the Closing Date, 100,000 unregistered restricted Shares;

                           (iii) within 30 days following Buyer's receipt of the
first FDA Approval for the marketing and sale in the United States of a Product which has been manufactured into a final dosage form, packaged and labeled for use in the Field, containing Bromfenac as an active ingredient, 50,000 unregistered restricted Shares;

                           (iv) within 30 days following Buyer's receipt of the
first FDA Approval for the marketing and sale in the United States of a Product which has been manufactured into a final dosage form, packaged and labeled for use in the Field, containing Timolol as an active ingredient, 25,000 unregistered restricted Shares; and

                           (v) within 30 days following Buyer's receipt of the
first FDA Approval for the marketing and sale in the United States of a Product which has been manufactured into a final dosage form, packaged and labeled for use in the Field, containing Caprogel as an active ingredient, 25,000 unregistered restricted Shares.

                  (b) The cash payments of the Purchase Price shall be made in United States dollars by bank wire transfer in immediately available funds to the account designated in writing by Seller.

                  (c) No portion of the Purchase Price to be paid pursuant to
Section 2.02(a)(ii) and (iii) shall be paid if Senju terminates the Bromfenac License Agreement pursuant to Section 16.06 thereof. Notwithstanding the foregoing, if a dispute exists between Buyer and Senju regarding Senju's ability to terminate the Bromfenac License Agreement pursuant to Section 16.06 thereof, then Buyer shall not be obligated to pay any portion of the Purchase Price to be paid pursuant to Section 2.02(a)(ii) and (iii) unless and until such dispute is resolved in Buyer's favor.

         2.03 Time and Place of Closing. The transactions contemplated in Sections 2.01, 2.02(a)(i) and 2.04 (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California, as soon as practicable following satisfaction or waiver of all of the conditions set forth in Article VI herein other than those conditions that may, by their terms, only be satisfied at the Closing, but in any event not later than 10:00 a.m., local time, on the first business day after satisfaction or waiver of all such conditions, or at such other place or at such other time as Seller and Buyer may mutually agree in writing. The date upon which the Closing shall occur is herein called the "Closing Date."

         2.04 Closing Transactions. At the Closing:

                  (a) Buyer will deliver to Seller a certificate representing 100,000 unregistered restricted Shares duly registered in the name of Seller.


                  (b) Seller shall prepare, execute and deliver to Buyer all necessary and applicable notifications of change to the relevant Governmental or Regulatory Authorities respecting the change in the ownership of the Assets to Buyer.

                  (c) Seller shall prepare, execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, all documents, in a form acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions, necessary to transfer, assign, convey and deliver good and marketable title to the Assets, including, but not limited to, the Bill of Sale in the form attached hereto as Exhibit A and the Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

                  (d) Seller shall, at Seller's sole cost, in the manner and form existing as of the Closing, deliver to Buyer at Buyer's address stated in the Preamble to this Agreement, all of the Assets, including all tangible embodiments of the Know-How.

         2.05 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets in accordance with their respective fair market values (the "Allocation"), which Allocation shall be consistent with Section 1060 of the Code. Within 60 days following the Closing Date, Buyer and Seller shall mutually agree to the proper Allocation of the Purchase Price among the Assets. Each of Buyer and Seller agree (i) to execute and deliver all tax returns, and prepare all financial statements, returns and other instruments in a manner that is consistent with such Allocation, and (ii) not to take any position before any tax authority or in any judicial proceeding that is inconsistent with such Allocation.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Except as specifically disclosed in the disclosure schedule attached hereto as Exhibit C (the "Disclosure Schedule") (referencing the appropriate Section and paragraph numbers), Seller hereby represents and warrants to Buyer as of the Effective Date and the Closing Date as follows:

         3.01 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own and use the properties owned and used by it and to carry on its business as currently conducted and as currently contemplated to be conducted. Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. Seller has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to the Closing Date and in full force and effect on the Closing Date, to Buyer. The operations now being conducted by Seller are not now and have never been conducted under any other name.

         3.02 Seller Capital Structure.

                  (a) The authorized capital stock of Seller consists of 3,000,000 shares of authorized Common Stock, par value $0.001, of which 1,368,511 shares are issued and outstanding, and 1,000,000 shares of authorized Preferred Stock, par value $0.001, none of which are issued and outstanding. The capital stock of Seller is held by the persons, with the domicile addresses and in the amounts, set forth in Section 3.02(a) of the Disclosure Schedule. All outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Seller or any agreement to which Seller is a party or by which it is bound and have been issued in compliance with federal and state securities laws. Seller has no other capital stock authorized, issued or outstanding.

                  (b) Seller has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Seller or obligating Seller to grant or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Seller.

         3.03 Authority. Seller has all requisite power and authority to enter into this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller or any of its stockholders to authorize the Agreement and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Board of Directors and the stockholders of Seller. This Agreement and each Ancillary Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

         3.04 Consents. Section 3.04 of the Disclosure Schedule sets forth all necessary consents, approvals, orders, or authorizations of, and all necessary registrations, declarations or filings with, any Governmental or Regulatory Authority or any third party required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. No other consents, approvals, orders, or authorizations of, and no necessary registrations, declarations or filings with, any Governmental or Regulatory Authority or any third party are required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         3.05 No Conflict. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) any Contract to which Seller or any of the Assets (including intangible assets) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Assets (tangible and intangible). Seller is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is Seller aware of any event that would constitute such a breach, violation or default (with or without notice or lapse of time, or both).

         3.06 License Agreements.

                  (a) To Seller's knowledge, the License Agreements are all of the Contracts between Seller and any third party related to, or necessary for, developing, filing for and obtaining regulatory approval, and handling other regulatory affairs relating to, formulating, manufacturing, using, marketing, promoting, selling, distributing, commercializing, licensing, improving, or otherwise exploiting the Compounds, and true and complete copies of all such Contracts have been delivered to Buyer.

                  (b) Each License Agreement is in full force and effect and Seller is not subject to any default thereunder, nor is any party obligated to Seller pursuant to any such License Agreement subject to any default thereunder. Seller has neither breached, violated or defaulted under, nor received notice that Seller has breached, violated or defaulted under, any of the terms and conditions of any License Agreement. Seller has, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to each License Agreement as are required thereunder in connection with the Closing, or for each License Agreement to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, Buyer will be permitted to exercise all of the rights Seller had under the License Agreements without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay pursuant to the terms of such License Agreements had the transactions contemplated by this Agreement not occurred.

                  (c) Seller has performed in good faith and completed all of its obligations (including diligence obligations) under the License Agreements required or contemplated by the parties thereto to be completed prior to the Closing. Seller is not aware of any facts, circumstances or events, nor has Seller received any notice of such, preventing or making infeasible the completion, prior to or by the time specified or contemplated therefor in the License Agreements, using only reasonable commercial efforts after the Closing, of any obligation under the License Agreements required or contemplated by the parties thereto to be completed after the Closing.

                  (d) Schedule 3.06(d) of the Disclosure Schedule identifies all obligations under the License Agreements required or contemplated by the parties thereto to be completed within ninety (90) days of Closing Date, and the efforts and progress Seller has made on such obligations as of the Closing, and the efforts still required to be performed in order to complete such obligations prior to or by the time specified or contemplated therefor in the License Agreements.

         3.07 Financial Statements. Section 3.07 of the Disclosure Schedule contains Seller's unaudited balance sheet as of, and income statement for the period ending, March 31, 2002. Such financial statements are collectively referred to hereafter as the "Seller Financial Statements." The Seller Financial Statements are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Seller Financial Statements do not contain footnotes and other presentation items that may be required by GAAP). The Seller Financial Statements present fairly Seller's financial condition as of the dates and during the periods indicated therein.

         3.08 No Undisclosed Liabilities. Seller does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in or reserved against in the Seller Financial Statements, or (ii) has not arisen in the ordinary course of business consistent with past practices since the date of the Seller Financial Statements.

         3.09 No Changes. Since March 31, 2002, Seller has conducted its operations with respect to the Assets only in the ordinary and usual course and consistent with past practice and, without limiting the generality of the foregoing:

                  (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, operations, obligations, or liabilities of Seller with respect to the Assets which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the condition, business, net worth, assets or operations of the Company, or the Assets.

                  (b) Seller has not mortgaged, pledged, or otherwise encumbered any of the Assets.

                  (c) Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Assets.

                  (d) There has been no destruction of, damage to or loss of any of the Assets.

                  (e) There has been no revaluation by Seller of any of the Assets.

                  (f) Except for Contracts that are also Assets, there is no Contract by which the Assets are bound or any termination, extension, amendment or modification of the terms of any existing Contract by which the Assets are bound.

                  (g) There has been no notice of any claim or, to Seller's knowledge, potential claim of ownership by any Person other than Seller to the Intellectual Property or of infringement by the Company of any other Person's rights to the Intellectual Property.

                  (h) There has been no dispute, proceeding, litigation, arbitration or mediation pending or, to Seller's knowledge, threatened against Seller relating to the Assets.

                  (i) There has been no waiver or release of any right or claim of Seller relating to the Assets.

                  (j) There has been no agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to a Compound or any of the Intellectual Property.

                  (k) There has been no negotiation or agreement by Seller or any director, officer, employee, agent, representative or affiliate of Seller to do any of the things described in the preceding clauses (a) through (k) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

         3.10 No Liquidation, Insolvency, Winding-Up.

                  (a) No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding:

                           (i) any petition or order for the winding-up of
Seller;

                           (ii) any appointment of a receiver over the whole or
part of the undertaking of assets of Seller;

                           (iii) any petition or order for administration of
Seller;

                           (iv) any voluntary arrangement between Seller and any
of its creditors;

                           (v) any distress or execution or other process levied
in respect of Seller which remains undischarged; and

                           (vi) any unfulfilled or unsatisfied judgment or court
order against Seller.

                  (b) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

                  (c) Seller is not deemed unable to pay its debts within the meaning of applicable law.

                  (d) The operations of Seller have not been terminated.

         3.11 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party relating to a Compound or otherwise binding upon Seller or a Compound which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement, any business practice of Seller, any acquisition of property (tangible or intangible) by Seller or impairing the Assets. Seller has not entered into any agreement under which its operations with respect to a Compound are restricted or which places any restrictions upon Seller with respect to selling, licensing or otherwise distributing any Compound.

         3.12 Title to Assets; Absence of Liens. Seller has good and valid title to all of the Assets free and clear of any Liens, except for Liens for taxes not yet due and payable.

         3.13 Intellectual Property.

                  (a) Section 3.13(a) of the Disclosure Schedule, listing or describing the Intellectual Property, is complete and accurate.

                  (b) Section 3.13(b) of the Disclosure Schedule lists all Intellectual Property that are Registered Intellectual Property. To Seller's knowledge, each such Registered Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid and enforceable, and is not subject to any unpaid maintenance fees or taxes or actions falling due within 90 days after the Closing Date. There are no proceedings or actions known to Seller before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any Registered Intellectual Property. Seller has not claimed any status in the application for or registration of any Registered Intellectual Property, including "small business status," that would not be applicable to Buyer.

                  (c) Seller (i) owns and has good and exclusive title to each item of Intellectual Property, free and clear of any Liens, and (ii) has exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof under any in-license of rights, covenant not to sue, settlement or other agreement) to the use thereof or the material covered thereby in connection with the Assets or the Intellectual Property, and
(iii) no contracts, licenses or agreements exist to which Seller is a party with respect to any of the Intellectual Property, and (iv) all Assets will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

                  (d) To the extent that any Intellectual Property was originally owned or created by or for, or Licensed from, any third party, including any predecessor of Seller: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller (X) has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Intellectual Property by valid assignment or otherwise, or (Y) in the case of the Intellectual Property which is Licensed to Seller, Seller has the right to transfer to Buyer all of Seller's rights and interests thereunder (which rights and interests have been exclusively Licensed to Seller for the entire term of the legal protection of such Intellectual Property); (ii) the transfers and licenses from Seller to Buyer hereunder do not violate such agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Intellectual Property (including license rights to improvements thereto made by Seller), nor are there any outstanding rights or licenses previously granted by such third parties with respect to the Intellectual Property; and (iv) no basis exists for such third party to challenge or object to this Agreement.

                  (e) Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller's rights in and under the Contracts which are Assets without incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Seller would have under the License Agreements had had such transfer not taken place.

                  (f) Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Intellectual Property to any other Person.

                  (g) To Seller's knowledge, the Intellectual Property constitutes all of the Intellectual Property related to, used in, necessary to, or that would be infringed by, current or reasonably anticipated future operations with respect to the Assets and the Intellectual Property, including without limitation developing, conducting clinical trials, filing for and obtaining regulatory approval, formulating, commercializing, manufacturing, marketing, selling, distributing, licensing, improving or otherwise exploiting the Compounds in the Field. To Seller's knowledge, the Intellectual Property constitutes all of the Intellectual Property necessary for Buyer to acquire in order to exclusively market and sell Products in the Territory for the Field. To Seller's knowledge, there are no third parties with rights to make and/or sell Compounds or Products in the Territory for the Field.

                  (h) To Seller's knowledge, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Intellectual Property has performed services for the government, a university, college, or other educational institution, or a research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

                  (i) The Intellectual Property and the Assets, did not, do not, and will not when used by Buyer for their intended purposes, including without limitation developing, conducting clinical trials, filing for and obtaining regulatory approval, formulating, commercializing, manufacturing, marketing, selling, distributing, licensing, improving or otherwise exploiting the Compounds in the Field, or in the manner used by Seller: (i) infringe, misappropriate or violate the rights of any Person (including rights to privacy or publicity); or (ii) constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such use of the Intellectual Property or the Assets infringes, misappropriates or violates the rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

                  (j) No licenses or other consents are required from any third party to permit Buyer to fully exploit the Assets and exercise the rights granted to it with respect to the Intellectual Property.

                  (k) There are no contracts, licenses or agreements between Seller and any other Person with respect to the Assets, including the Intellectual Property, under which there is any dispute or, to Seller's knowledge, any threatened dispute regarding the scope of such agreement or performance under such agreement.

                  (l) To the knowledge of Seller, no Person is infringing or misappropriating the Intellectual Property.

                  (m) Seller has taken all reasonable steps that are required to protect Seller's rights in confidential information and trade secrets of Seller, or provided by any third party to Seller, associated with or related to the Assets and the Intellectual Property. No current or former employee or consultant of Seller: (i) has any right in or to any Asset; (ii) has the right to use for such employee's or consultant's benefit or the benefit of any third party, or to disclose to any third party, any Confidential Information; or (iii) has any right in or to any Invention.

                  (n) No Asset or Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or may affect the validity, use or enforceability of the Assets or Intellectual Property.

                  (o) Seller is not required to make or accrue any royalty payment to any third party in connection with any of the Assets or the Intellectual Property.

                  (p) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any Contracts which are also Assets, will result in: (i) Buyer granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Buyer; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; (iii) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Seller prior to the Closing; or (iv) Buyer being obligated to pay any royalties or other amounts, or being limited, restricted or subject to obligations to third parties, with respect to any aspect of its business unrelated to the Compounds.

         3.14 Regulatory Matters.  As of the Closing Date:

                  (a) neither Seller, nor any officer, employee or agent of Seller (and to the best of its knowledge, all Persons from whom Seller directly or indirectly acquired rights to the IND and the Data therein), has made an untrue statement of a material fact to any Governmental or Regulatory Authority with respect to a Compound (whether in any submission to such Governmental or Regulatory Authority or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority with respect to a Compound; and

                  (b) Seller and its employees, agents, clinical institutions and clinical investigators (and at to the best of its knowledge, all Persons from whom Seller directly or indirectly acquired rights to the IND and the Data therein) have complied with all FDA statutory and regulatory requirements applicable to Seller under the License Agreements with respect to any actions taken (or any material omissions that occurred) relating to Compounds prior to the Closing, including without limitation, the IND, and actions taken thereunder or intended for use therewith. Seller and its employees, agents and clinical investigators (and to its knowledge, all Persons from whom Seller directly or indirectly acquired rights to the IND and the Data therein) have disclosed to Buyer all material facts in Seller's possession regarding pre-clinical and clinical study results of the Compounds and all communications to and from the FDA with respect to the Compounds, including, but not limited to, IND submissions, other written communications with respect to the Compounds, FDA requests for data and studies of the Compounds, conduct of pre-clinical and clinical trials, results of pre-clinical and clinical trials, adverse drug experiences and other IND safety reports, and communications in meetings and telephone conferences with FDA reviewers and other FDA officials (including minutes of any such meetings or conferences).

         3.15 Litigation. There is no action, suit, claim, proceeding, or investigation of any nature pending or, to Seller's knowledge, threatened relating to Seller, the Compounds or the Assets, nor is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to Seller's knowledge, threatened relating to Seller, the Compounds or the Assets by or before any Governmental or Regulatory Authority, nor is there any reasonable basis therefor. No Governmental or Regulatory Authority has at any time challenged or questioned the legal rights of Seller with respect to the Compounds under the License Agreements. There are no judgments, orders, decrees, citations, fines, or penalties heretofore assessed against Seller affecting the Assets under any federal, state, local or, to Seller's knowledge, foreign law.

         3.16 Brokers' or Finders' Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.17 Tax Matters.

                  (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.17(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.17(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits.

                           (i) As of the Closing Date, Seller will have prepared
and timely filed all required Returns relating to any and all Taxes concerning or attributable to Seller's operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law.

                           (ii) As of the Closing Date, Seller (A) will have
paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, FICA, FUTA, and other Taxes required to be withheld.

                           (iii) Seller has not been delinquent in the payment
of any Tax, nor is there any Tax deficiency outstanding, assessed or, to Seller's knowledge, proposed against Seller, nor has

Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv) No audit or other examination of any Return of
Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

                           (v) Seller does not have any liabilities for unpaid
federal, state, local, or, to Seller's knowledge, foreign Taxes, which have not been accrued or reserved in accordance with GAAP in the Seller Financial Statements, whether asserted or unasserted, contingent or otherwise, and Seller has not incurred any liability for Taxes since March 31, 2002 other than in the ordinary course of business.

                           (vi) Seller has made available to Buyer or its legal
counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns filed for all periods.

                           (vii) There are (and immediately following the
Closing there will be) no Liens on the Assets relating to or attributable to Taxes.

                           (viii) Seller is not aware of any basis for the
assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the Assets.

                           (ix) None of the Assets are treated as "tax-exempt
use property," within the meaning of Section 168(h) of the Code.

                           (x) Seller has not filed any consent agreement with
respect to any of the Assets under Section 341(f) of the Code or agreed to have
Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Seller.

                           (xi) Seller is not a party to any tax sharing,
indemnification or allocation agreement with respect to the Assets nor does Seller owe any amount under any such agreement.

                           (xii) Seller's tax basis in the Assets for purposes
of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Books and Records.

                           (xiii) Seller is not, and has not been at any time, a
"United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                           (xiv) No adjustment relating to any Return filed by
Seller has been proposed by any tax authority to Seller or any representative thereof.

                           (xv) Seller has no liability for corporation tax on
chargeable gains or similar Taxes in connection with the disposition of any asset disposed of by or to Seller.

         3.18 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Products or the Assets except as granted to Buyer hereunder.

         3.19 Affiliated Transactions. No affiliates of Seller own any asset, tangible or intangible, which is an Asset.

         3.20 Compliance with Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the Assets or the Products.

         3.21 Use on Property. Seller has not manufactured, stored, conducted pre-clinical or clinical trials on, disposed of, released, discharged, emitted, or otherwise physically handled or manipulated any Compound or Product or any chemicals or other substances related to their manufacture, on property owned, leased, or used at any time by Seller.

         3.22 Complete Copies of Materials.

                  (a) Seller has delivered or made available true and complete copies of each existing document (or summaries of the same) in its possession that has been requested by Buyer or its counsel. Seller has delivered to Buyer true and complete copies of all material documents and correspondence in its possession with any Governmental or Regulatory Authority relating to the Assets.

                  (b) Seller has produced or provided access to Buyer prior to the Closing all material Know-How and other information in Seller's possession or of which it is aware, concerning efficacy, side effects, injury toxicity, or sensitivity, reaction and incidents or severity thereof, associated with any pre-clinical use, clinical use, studies, investigations, or tests with the Compounds (humans or animals).

                  (c) Seller has disclosed in writing to Buyer all information relating to any problem or issue with respect to any of the Compounds, which, to Seller's knowledge, does, or may reasonably be expected to, adversely affect the value, functionality of fitness for the intended purpose of such Compounds. Seller has not omitted to furnish Buyer with any information in its possession requested by Buyer, not intentionally concealed from Buyer, any information in its possession concerning the Assets, or the transactions contemplated by this Agreement, which would be material to Buyer's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

         3.23 Bulk Transfer Laws. Seller represents that there are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

         3.24 Assets. The Assets comprise all of the assets, properties and rights of every type and description (other than real property) used or developed by Seller relating to the Compounds.

         3.25 Securities Law Matters.

                  (a) Seller is aware of Buyer's business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Shares.

                  (b) Seller is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act. Seller understands that the Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Seller's investment intent as expressed herein.

                  (c) Seller further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller understands that the certificate(s) evidencing the Shares shall be imprinted with a legend that prohibits the transfer of the Shares unless they are registered or such registration is not required.

                  (d) Seller understands that Rule 144 promulgated under the Securities Act permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares, the availability of certain public information about Buyer, more than two years having elapsed between the resale and the date the security to be sold was last held by Buyer or an affiliate of Buyer, the sale being made through a "broker's transaction," or in transactions directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. Seller is further aware that Rule 144(k) permits persons who have not been affiliates of Buyer for at least three months and whose shares have been beneficially owned by other than Buyer or its affiliates for at least two years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

                  (e) Without in any way limiting the representations set forth above, Seller further agrees that Seller shall in no event make any disposition of all or any portion of the Shares, unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, (ii) the resale provisions of Rule 144(k) are available in the opinion of counsel to Buyer or (iii) (A) Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, (B) Seller shall have furnished Buyer with an opinion of Seller's counsel to the effect that such disposition will not require registration of such stock under the Securities Act and (C) such opinion of Seller's counsel shall have been concurred with by counsel for Buyer, which concurrence shall not be unreasonably withheld, and Seller shall have advised Buyer of such concurrence.

         3.26 Representations Complete. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as of the Effective Date and the Closing Date as follows:

         4.01 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer is, or will be at Closing, duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of the Compounds makes such qualification necessary.

         4.02 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement, each of the Ancillary Agreements and the Consulting Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the Ancillary Agreements and the Consulting Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.03 No Conflict. Neither the execution and delivery of this Agreement, nor each of the Ancillary Agreements and Consulting Agreements, nor the consummation of the transactions contemplated hereby or thereby, will: (i) violate any provision of the certificate of incorporation or bylaws of Buyer; or
(ii) conflict with, constitute a default under, result in breach or acceleration of, or require consent of any third party under any Contract to which Buyer or any of its respective properties or assets are subject and which has been filed as an exhibit to Buyer's filings under the Securities Act or the Exchange Act.

         4.04 Consents and Approvals. No (a) consent, approval, authorization, registration or filing with any Governmental or Regulatory Authority, except for filings of notices and documentary materials as may be required by applicable state and federal securities laws (all of which have been made by Buyer, other than those which are required to be made after the Closing and which will be made on a timely basis); or (b) consent, approval, authorization of or notice to any other third party, is required in connection with the valid execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements and the Consulting Agreements, or the consummation by Buyer of the transactions contemplated herein and therein.

         4.05 Brokers' or Finders' Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.06 Available Funds. Buyer has funds available in amounts sufficient to pay the Purchase Price and related expenses of the transactions contemplated hereby, to pay the royalty and milestone payments under the License Agreements as they become due thereunder, and to meet the other Assumed Liabilities arising under the License Agreements.

         4.07 Transaction Documents. The obligations of Buyer under this Agreement and Ancillary Agreements and the reservation, issuance, sale, and delivery of the Shares in accordance with Section 2.02 hereof have been duly authorized by all requisite corporate action on the part of the Buyer. When issued, sold and delivered in accordance with this Agreement, such Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Liens created by Buyer (other than federal and state securities laws restrictions), and not subject to preemptive or similar rights of the stockholders of Buyer or others.

         4.08 Reservation of Shares. Buyer has reserved a sufficient number of Shares for issuance to Seller in accordance with Section 2.02 hereof.

         4.09 Representations Complete. None of the representations or warranties made by Buyer, nor any statement made in any Schedule or certificate furnished by Buyer pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         Seller covenants and agrees with Buyer and Buyer covenants and agrees with Seller as follows:

         5.01 Assignment of Certain Rights and Obligations under Agreements. At the Closing, Seller shall assign to Buyer and Buyer shall assume the rights and obligations to the License Agreements, subject to the delivery by Seller to Buyer of a written agreement in a form satisfactory to Buyer, signed by the Eastern Virginia Medical School, pursuant to which Eastern Virginia Medical School consents to the transfer and assignment of the EVMS License Agreement to Buyer. Notwithstanding Buyer's assumption of such rights and obligations, Seller shall solely maintain responsibility, and Buyer specifically does not assume any responsibility, for the obligation under Section 2.7 of the EVMS License Agreement to pay 10% of all income or other compensation received or provided as a result of any transfer or assignment, to the extent such obligation may be applicable to this Agreement and the transactions contemplated hereby.

         5.02 Royalties.

                  (a) In addition to the Purchase Price to be paid to Seller pursuant to Section 2.02(a), with respect to each Compound, Buyer shall pay Seller a 2-1/2% running royalty on Buyer's Net Sales of each Product containing such Compound during the 10-year period following the first commercial sale of any Product containing such Compound in the Territory, in accordance with
Section 5.02(b) below.

                  (b) Within 90 days from the end of each calendar quarter, Buyer shall send Seller the reports of such calendar quarter describing the Net Sales of Products in such calendar quarter along with its calculation of the royalties due under Section 5.02(a) above. Together with each such report, Buyer shall pay the amount of the running royalty set forth in Section 5.02(a) for such calendar quarter. Buyer shall keep accurate records in sufficient detail to enable the payments under this Section 5.02 to be determined.

                  (c) The payments under this Section 5.02 shall be made in United States Dollars. The method of currency conversion from local currency into United States Dollars shall be made by using the exchange rate for the purchase of United States Dollars reported by the Wall Street Journal on the last business day of the calendar quarter to which such payments relate. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Buyer pursuant to this Agreement shall be deducted by Buyer from such payment prior to remittance. Buyer shall promptly furnish Seller evidence of any such taxes withheld.

                  (d) If Buyer is required to pay to a third party amounts with respect to a Product under agreements for patent rights, trade secrets, or other intellectual property or technology, which Buyer, in its reasonable judgment, determines are necessary to license or acquire with respect to such Product, Buyer may deduct such amount owing to such third party (prior to any reductions) from the amounts owing to Seller under Section 5.02.

                  (e) In the event that a Product sold hereunder contains, in addition to a Compound, an active ingredient other than the Compounds, the Net Sales from such combination sales shall be as reasonably allocated by Buyer between the Compounds and such other active ingredient based upon their relative importance and proprietary protection.

                  (f) In no event shall more than one royalty be due hereunder with respect to any Product. It is understood that no royalty shall be due with respect to transfers of Products for use in clinical trials or other product development activities for Products, which are carried out for Buyer, its Affiliates or sublicensees.

                  (g) Seller shall have the right to inspect, at its own expense, upon reasonable notice to Buyer and during regular business hours, the records prepared and kept in accordance with Section 5.02(b) above. The inspection shall be carried out by a certified public accountant reasonably acceptable to Buyer for the sole purpose of verifying the accuracy of the royalty payments made to Seller.

         5.03 Regulatory Affairs. Buyer shall, after the Closing Date, have the right to prepare and file in the name of Buyer all regulatory documents in the Territory with respect to the Products, and to conduct any and all pre-clinical, clinical and other activities relating to the development of the Products and/or FDA Approvals, including without limitation toxicological, pharmacological or other studies, as well as the development and documentation of processes for the preparation, manufacturing and/or use of a Product necessary to obtain permission of regulatory authorities to begin and continue human testing, and all applicable stability and release testing and any other actions required by the IND or other applicable laws and regulations in the Territory in respect of Products; provided, however, that Buyer's right to take such actions is subject to any rights retained by Senju in the Senju License Agreements; provided, further, that it is understood and agreed that this Section 5.03 shall not be construed to impose any obligations on Buyer with respect to such actions. Any such rights and obligations of Buyer shall be solely as set forth in the License Agreements.

         5.04 Data. Seller shall provide Buyer with reasonable access (during business hours) to and the right to use Data, without further charge by Seller, upon the prior written request of Buyer.

         5.05 Action. The parties shall take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         5.06 Consents. Each of the parties hereto shall cooperate with the other party and shall use reasonable commercial efforts to obtain all material consents of all Persons necessary to effect the transactions contemplated by this Agreement.

         5.07 Public Announcements. Except as required by law, Seller and Buyer shall obtain the other party's prior written approval, which shall not be unreasonably withheld, of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

         5.08 Further Assurances. From time to time, without further consideration, each party, at its own expense, shall execute and deliver such documents to the other party as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby. In addition, without limiting and subject to the indemnification set forth in
Section 7.02, Seller agrees that it will reasonably cooperate, at Buyer's request, in the event of any litigation regarding the Assets, provided that Buyer agrees to pay Seller's out-of-pocket expenses relating thereto.

         5.09 Taxes. All sales and transfer taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer. All foreign, federal, state and local income taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller. Seller shall further file all necessary Returns and all other documentation with respect to such Taxes. Buyer shall, at its sole expense, provide all relevant sales tax exemption certificates and, if required by applicable law, Buyer shall join in the execution of any such certificates, Returns or other documentation, as may be reasonably required.

         5.10 Seller's Covenant Not to Compete.

                  (a) In furtherance of the transactions contemplated by this Agreement and in order to secure the interests of the parties hereto, Seller agrees that it will not, for a period of ten years following the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person:

                           (i) engage in any activities related to developing,
filing for and obtaining regulatory approval, and handling other regulatory affairs relating to, formulating, manufacturing, using, marketing, promoting, selling, distributing, commercializing, licensing, improving, or otherwise exploiting the Compounds or any compounds, preparations, procedures, methodologies, or products with ophthalmic application; or

                           (ii) call upon any person who is at that time an
employee of Buyer who is engaged in any aspect of Buyer's Compound-related business for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer.

                  (b) It is expressly understood and agreed that, if any of the agreements contained in this Section 5.10 are for any reason found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (i) shall narrow the covenant not to compete or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

                  (c) All of the covenants in this Section 5.10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. It is specifically agreed that the period of ten years stated at the beginning of this Section 5.10, during which period the agreements and covenants of Seller made in this Section
5.10 shall be effective, shall be computed by excluding from such computation any time during which Seller is found by a court of competent jurisdiction to have been in violation of any provision of this Section 5.10. The covenants contained in Section 0 shall not be affected by any breach of any other provision hereof by an party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

                  (d) Seller and Buyer hereby agree that the covenants set forth in this Section 5.10 are a material and substantial part of the transactions contemplated by this Agreement.

                  (e) Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the restrictive covenants set forth in this
Section 5.10, and because of the immediate and irreparable damage that would be caused to Buyer for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to

Buyer at law or in equity, Buyer shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

         5.11 Expenses. Buyer shall pay Seller's reasonable attorney fees and costs, up to $20,000, incurred in connection with the preparation for, and the consummation of, the sale and purchase of the Assets as contemplated by this Agreement.

         5.12 Senju Milestone Payment. On May 6, 2002, Buyer shall initiate a wire funds transfer to Senju in the amount of $750,000 on behalf of Seller in order to cure Seller's failure to meet Seller's milestone payment obligations under Section 3.01 of the Bromfenac License Agreement.

         5.13 No Solicitation. From the Effective Date until the earlier of the Closing or May 10, 2002 at 5:00 p.m. (PST), Seller shall not, directly or indirectly, through any officer, director, stockholder, Affiliate, agent or otherwise, solicit, initiate, engage in discussions or encourage any proposals or offers from any third party relating to the acquisition or licensing of or otherwise obtaining rights to the Compounds, nor shall Seller participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek such agreement, nor shall Seller offer to, grant or sell any third party any rights with respect to the Assets.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.01 Conditions to Obligations of Buyer. The obligations of Buyer under Sections 2.02(a)(i) and 2.04 of this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by Buyer:

                  (a) Seller shall have obtained all material orders, permits, authorizations, consents and approvals and shall have made all material filings and declarations required for the consummation of the transactions contemplated hereby.

                  (b) Seller shall have obtained unanimous approval of its stockholders for this Agreement and the transactions contemplated hereunder.

                  (c) Seller shall have delivered the EVMS Consent to Buyer.

                  (d) Seller shall have provided a certificate executed on behalf of Seller by an officer of Seller to the effect that each of the conditions specified in Sections 6.03(a) and (b) are satisfied in all respects.

                  (e) Buyer shall have obtained confirmation of receipt by Senju of the milestone payment made by Buyer on behalf of Seller pursuant to Section
5.12 hereof.

         6.02 Conditions to Obligations of Seller. The obligations of Seller under Sections 2.01 and 2.04 of this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by Seller:

                  (a) Buyer shall have obtained all material orders, permits, authorizations, consents and approvals and shall have made all material filings and declarations required for the consummation of the transactions contemplated hereby.

                  (b) Buyer and each of Barry Butler, Lisa Grimes and John Musante shall have executed and delivered a consulting agreement in the form attached hereto as Exhibit D.

                  (c) Buyer shall have executed and delivered to Seller the Registration Rights Agreement in the form attached hereto as Exhibit E.

                  (d) Buyer shall have provided a certificate executed on behalf of Buyer by an officer of Buyer to the effect that each of the conditions specified in Sections 6.03(a) and (b) are satisfied in all respects.

         6.03 Conditions to Obligations of Each Party. The respective obligations of each party under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by the applicable party:

                  (a) The representations and warranties of each party made in Articles III and IV shall be true as of the Closing Date and each party shall have performed all obligations and conditions herein required to be performed or observed by it at or prior to the Closing.

                  (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the consummation of the transactions contemplated by the Agreement shall be in effect, nor shall any proceeding brought by a Governmental or Regulatory Authority, seeking the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Buyer or Seller that could materially and adversely affect the ability of Buyer to develop, conduct clinical trials, obtain regulatory approval, commercialize, manufacture, market, sell, distribute, use, license, improve, or otherwise exploit a Compound.

                  (c) Seller and Buyer shall have executed and delivered the Bill of Sale in the form attached hereto as Exhibit A.

                  (d) Seller and Buyer shall have executed and delivered the Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.01 Representations and Warranties. Buyer acknowledges that Seller has not made any representations or warranties of any kind, either express or implied, except as expressly set forth in this Agreement. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF ANY STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.02 Indemnification.

                  (a) Indemnification by Seller. Seller covenants and agrees to indemnify, defend, protect and hold harmless, Buyer and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of:

                               (i) all Losses suffered, sustained, incurred or
paid by any Buyer Indemnified Party in connection with, resulting from or arising out of or relating to, directly or indirectly:

                                    (A) any breach of any representation or
warranty of Seller set forth in this Agreement or any certificate, document or instrument delivered by Seller in connection herewith;

                                    (B) any nonfulfillment of any covenant or
agreement on the part of Seller in this Agreement;

                                    (C) claims or causes of actions relating in
any way to the Assets arising from Seller's ownership or license of the Assets prior to the Closing;

                                    (D) claims or causes of actions arising
subsequent to the Closing attributable to Seller's failure to comply with any bulk sales laws of any jurisdiction in connection with the sale of the Assets under this Agreement;

                                    (E) any negligent or reckless actions by
Seller or its employees in connection with the fulfillment of its obligations set forth in this Agreement; and

                                    (F) non-compliance with the terms and
conditions of any Bulk Sales Laws with respect to the transactions contemplated by this Agreement.

                           (ii) any and all Losses arising from the foregoing or
to the enforcement of this Section 7.02(a).

The provisions for indemnification contained in this Section 7.02(a) shall be effective only after the aggregate amount of all Losses for which Seller is liable under this Agreement exceeds $50,000, in which case the Seller shall be obligated to indemnify the Buyer Indemnified Parties for the full amount of such Losses. In no event shall the maximum amount of all Losses for which Seller is liable pursuant to this Section 7.02(a) exceed $390,000, except for Losses, for which the Seller is liable, asserted against, resulting to, imposed upon, or incurred by Buyer Indemnified Parties by reason of or resulting from Seller's breach or non-performance of Section 3.17, 3.21, 5.09, or 5.10.

                  (b) Indemnification by Buyer. Buyer covenants and agrees to indemnify, defend, protect and hold harmless, Seller and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") from, against and in respect of:

                           (i) all Losses suffered, sustained, incurred or paid
by any Seller Indemnified Party in connection with, resulting from or arising out of or relating to, directly or indirectly:

                                    (A) any breach of any representation or
warranty of Buyer set forth in this Agreement or any certificate or other writing delivered by Buyer in connection herewith; and

                                    (B) any nonfulfillment of any covenant or
agreement on the part of Buyer set forth in this Agreement.

                           (ii) any and all Losses arising from the foregoing or
to the enforcement of this Section 7.02(b).

                  (c) All Claims for indemnification under this Section 7.02 shall be asserted and resolved as follows:

                           (i) Any party that may be entitled to indemnification
under this Agreement, (an "Indemnified Party") shall send a Claim Notice (as defined below) to the party obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification might be based. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date of receipt of such Claim Notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any claim made in accordance with this Section 7.02, the Indemnified Party shall have 15 days to respond in a written statement to the objection of the Indemnifying Party. If after such 15 day period, there remains a dispute as to any claims, the parties shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                           (ii) In the event that any claim for which an
Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, including a copy of the claim made if the claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                           (iii) Nothing herein shall be deemed to prevent an
Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

                           (iv) Subject to Section 7.04, the Indemnified Party's
failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         7.03 Indemnification for Brokerage Claims. Seller and Buyer each represents that no broker or finder has been used in connection with the transactions contemplated by this Agreement and Seller and Buyer shall mutually indemnify the other against any claim for brokerage or like commission arising from each other's conduct or alleged conduct.

         7.04 Survival of Representations, Warranties, Covenants and Indemnifications. All representations, warranties, covenants and indemnifications contained in this Agreement shall survive for a period of one year from the Closing Date and thereafter shall be of no force or effect. Any claim for indemnification with respect thereto must be asserted by written notice to the Indemnifying Party prior to such date.

         7.05 Assignability and Amendments. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that, subsequent to the Closing Date, Buyer may assign this Agreement to any of its Affiliates, provided, that such Affiliates agree to be bound by the provisions of this Agreement. No such assignment will relieve the assigning party of any of its liabilities hereunder. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

         7.06 Notices. All notices or communications to be given hereunder will be deemed to have been duly given only if delivered personally or by facsimile transmission or by registered or certified mail (first class or air mail in the case of international correspondence, postage prepaid) or by an internationally recognized common carrier's overnight courier to the parties at the following addresses or facsimile numbers:

         If to Seller. addressed to:

                  AcSentient, Inc.
                  110 Doric Court
                  Morrisville, North Carolina  27560
                  Attention:  Lisa T. Grimes
                                 Chief Executive Officer
                  Facsimile No.:  (919) 659-2199

                  with a copy to:

                  Life Sciences Law, PLLC
                  4819 Emperor Boulevard, Fourth Floor
                  Durham, North Carolina  27703
                  Attention:  Sheila A. Mikhail, Esq.
                  Facsimile No.:  (919) 313-4613

         If to Buyer, addressed to:

                  ISTA Pharmaceuticals, Inc.
                  15279 Alton Parkway, Suite 100
                  Irvine, California  92618
                  Attention:  Chief Executive Officer
                  Facsimile No.:  (949) 789-7740

         with a copy to:

                  Wilson Sonsini Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, CA  94304
                  Attention:  Issac J. Vaughn, Esq.
                  Facsimile No.:  (650) 493-6811

         All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number provided in this section, be deemed given upon receipt, and (iii) if delivered by registered or certified mail or overnight courier in the manner described above at the address provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this section). Either party from time to time may change its address or facsimile number upon written notice to the other party.

         7.07 Bulk Sales. Buyer acknowledges that Seller will not comply with the provision of any bulk sales laws of any jurisdiction in connection with the sale of the Assets hereunder.

         7.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law.

         7.09 Entire Agreement. This Agreement (including the Exhibits) contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all previous oral negotiations, commitments, understandings and agreements executed and delivered prior to the respective dates thereof.

         7.10 Confidentiality. Each party hereby agrees, and shall cause its Affiliates to agree, that after the Closing Date, such party and its Affiliates shall hold in confidence and not disclose to any third Person, nor use for its own benefit any confidential or proprietary information of the other party or its Affiliates (other the Assets acquired pursuant to this Agreement) that is disclosed to or discovered by such party or its Affiliates in connection with the transactions contemplated hereby, unless (i) such information becomes known to the public generally through no fault of such party or its Affiliates or (ii) disclosure is required by law or the order of any Governmental and Regulatory Authority.

         7.11 Third Party Beneficiaries. None of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity that is not a party to this Agreement.

         7.12 Waivers. Any waiver must be explicitly in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         7.13 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

         7.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                            [signature pages follow]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers, all as of the date first above written.

                              ACSENTIENT, INC.


                                   /S/ LISA GRIMES

                              Name:  Lisa Grimes
                              Title:  Chief Executive Officer

                              ISTA PHARMACEUTICALS, INC.


                                   /S/ VICENTE ANIDO, JR., PH.D.
                              Name:  Vicente Anido, Jr., Ph.D.
                              Title:  President and Chief Executive Officer